                                                                    EXHIBIT 4(l)

                             SUB-ADVISORY AGREEMENT

       AGREEMENT made as of September 22, 1999, by and between MERCURY
ASSET MANAGEMENT US (hereinafter referred to as "Mercury US"), a division of Fund Asset Management, L.P., a Delaware limited partnership, and MERCURY ASSET MANAGEMENT INTERNATIONAL LTD., a corporation organized under the laws of England and Wales (hereinafter referred to as "Mercury International").

                              W I T N E S S E T H:

       WHEREAS, the Mercury Asset Management Master Trust, a Delaware business trust (hereinafter referred to as the "Trust") is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

       WHEREAS, the Trustees of the Trust (the "Trustees") are authorized to establish separate series relating to separate portfolios of securities, each of which may offer separate classes of shares; and

       WHEREAS, the Trustees have established and designated the Mercury Master U.S. Small Cap Growth Portfolio (hereinafter referred to as the "Portfolio") as a series of the Trust; and

       WHEREAS, Mercury US and Mercury International are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended; and

       WHEREAS, Mercury International is regulated by the Investment Management Regulatory Organization, a self-regulating organization recognized under the Financial Services

Act of 1986 of the United Kingdom (hereinafter referred to as "IMRO"), and the conduct of its investment business is regulated by IMRO; and

       WHEREAS, Mercury US has entered into an investment advisory agreement (the "Mercury US Advisory Agreement"), dated September 22, 1999 with the Trust, pursuant to which Mercury US will provide investment advisory and management services to the Trust with respect to the Portfolio; and

       WHEREAS, Mercury International is willing to provide investment advisory services to Mercury US in connection with the Portfolio's operations on the terms and conditions hereinafter set forth;

       NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, Mercury US and Mercury International hereby agree as follows:

                                    ARTICLE I

                         Duties of Mercury International

       Mercury US hereby employs Mercury International to act as an investment adviser to Mercury US and to furnish, or arrange for affiliates to furnish, the investment advisory services, as described below, subject to the broad supervision of Mercury US and the Trust, for the period and on the terms and conditions set forth in this Agreement. Mercury International hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. Mercury US and its affiliates shall for all purposes herein be deemed a Non-private Customer as defined under the rules promulgated by IMRO (hereinafter referred to as the "IMRO Rules"). Mercury International and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or Portfolio in any way or otherwise be deemed agents of the Trust or Portfolio.

       Mercury International shall have the right to make unsolicited calls on Mercury US and shall provide (or arrange for affiliates to provide) Mercury US with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Portfolio; shall make recommendations from time to time as to which securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held in the various securities in which the Portfolio invests, options, futures, options on futures or cash; all of the foregoing subject always to the restrictions of the Declaration of Trust and By-Laws of the Trust, as they may be amended from time to time, the provisions of the Investment Company Act and the statements relating to the Portfolio's investment objectives, investment policies and investment restrictions as the same are set forth in the Trust's current Registration Statement.

       Mercury International will not hold money on behalf of Mercury US, the Trust or the Portfolio, nor will Mercury International be the registered holder of the registered investments of Mercury US, the Trust or the Portfolio or be the custodian of documents and other evidence of title.

                                   ARTICLE II

                       Allocation of Charges and Expenses

       Mercury International assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof and shall pay all compensation of officers of the Trust and all Trustees of the Trust who are affiliated persons of Mercury International to the extent not otherwise paid by Mercury US.

                                   ARTICLE III

                      Compensation of Mercury International

       For the services rendered, the facilities furnished and expenses assumed by Mercury International, Mercury US shall pay to Mercury International at the end of each calendar month a fee in an amount to be determined from time to time by Mercury US and Mercury International, but in no event in excess of the amount that Mercury US actually receives for providing services to the Trust and the Portfolio pursuant to the Mercury US Advisory Agreement.

                                   ARTICLE IV

                Limitation of Liability of Mercury International

       Mercury International shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of sub-advisory services rendered hereunder with respect to the Trust and the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this
Article IV, the term "Mercury International" shall include any affiliates of Mercury International performing services for the Mercury US contemplated hereby and directors, officers and employees of Mercury International and such affiliates.

                                    ARTICLE V

                       Activities of Mercury International

       The services of Mercury International to the Trust and the Portfolio are not to be deemed to be exclusive, and Mercury International and any person controlled by or under common control with Mercury International (for purposes of this Article V referred to as "affiliates") is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Trust and Portfolio are or may become interested in Mercury International and its affiliates, as directors, officers, partners, employees and shareholders or otherwise, and that Mercury International and its affiliates are or may become similarly interested in the Trust or Portfolio.

                                   ARTICLE VI

             Mercury International Statements Pursuant to IMRO Rules

       Any complaints concerning Mercury International should be in writing addressed to the attention of the Managing Director of Mercury International. Mercury US has the right to obtain from Mercury International a copy of the IMRO complaints procedure and to approach IMRO and the Investment Ombudsman directly.

       Mercury International may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding Investments Not Readily Realisable (as that term is used in the IMRO Rules) or investments denominated in a currency other than British pound sterling. There can be no certainty that market makers will be prepared to deal in unlisted or thinly traded securities and an accurate valuation may be hard to obtain. The value of investments recommended by Mercury International may be subject to exchange rate fluctuations which may have favorable or unfavorable effects on investments.

       Mercury International may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding options, futures or contracts for differences. Markets can be highly volatile and such investments carry a high degree of risk of loss exceeding the original investment and any margin on deposit.


                                   ARTICLE VII
                   Duration and Termination of this Agreement

       This Agreement shall become effective as of the date first above written, and shall remain in force until the date of termination of the Mercury US Advisory Agreement (but not later than two years after the effective date of this Agreement) and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Portfolio, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

       This Agreement may be terminated at any time, without the payment of any penalty, by Mercury US or by vote of a majority of the outstanding voting securities of the Portfolio, or by Mercury International, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment. Any termination shall be without prejudice to the completion of transactions already initiated.


                                  ARTICLE VIII

                          Amendments of this Agreement

       This Agreement may be amended by the parties only if such amendment is approved in compliance with the requirements of the Investment Company Act and the rules and regulations thereunder.

                                   ARTICLE IX

                          Definitions of Certain Terms

       The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations hereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                    ARTICLE X

                                  Governing Law

       This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                                   ARTICLE XI

                   Limitation of Obligations of the Portfolio

       The obligations of the Portfolio shall be limited to the assets of the Portfolio, shall be separate from the obligations of any other series of the Trust, and the Portfolio shall not be liable for the obligations of any other series of the Trust.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which together shall constitute one and the same instrument.

                             MERCURY ASSET MANAGEMENT US,
                             a division of Fund Asset Management, L.P.


                             By:   PRINCETON SERVICES, INC.,
                                   GENERAL PARTNER

                             By:  /s/ TERRY K. GLENN
                                ----------------------------------------------
                                 Title: Executive Vice President and Director


                             MERCURY ASSET MANAGEMENT INTERNATIONAL LTD.



                             By:  /s/ PETER J. GIBBS
                                ----------------------------------------------
                                  Title: Chairman and Chief Executive Officer